Exhibit 10.04c
MONRO MUFFLER BRAKE, INC.
RETIREMENT PLAN
Amendment No. 3 to GUST Restatement
     Pursuant to Section 11.1, the Plan is amended, effective March 28, 2005, by deleting current Section 5.2(b) and substituting in its place the following:
     Notwithstanding any other provision of the Plan, if a Participant has terminated employment and the present value of his Accrued Benefit under this Plan is $5,000 or less, this present value shall be distributed under the terms of this Section 5.2(b) in lieu of all benefits to which the Participant is otherwise entitled under this Plan. Effective March 28, 2005, cashouts of benefits having a present value of more than $1,000 but $5,000 or less shall be permitted only after such time (but no later than December 31, 2005) as the Company has established rollover IRAs for mandatory cashouts. At such time as the rollover IRAs are available, if the present value of a Participant’s nonforfeitable Accrued Benefit is more than $1,000 but $5,000 or less, and he fails to elect to have his benefit paid in cash or transferred to an IRA of his own designation, his entire nonforfeitable Accrued Benefit shall be paid automatically to a rollover IRA of the Company’s designation. If a Participant terminates participation in the Plan at a time when the present value of his nonforfeitable Accrued Benefit attributable to Company contributions is $1,000 or less, the present value of his entire nonforfeitable Accrued Benefit shall be paid to him automatically in cash.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 29th day of March, 2005.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Catherine D’Amico
Title: Executive Vice President — Chief Financial Officer